UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant To Section 13 or 15(D) of the Securities Exchange Act of 1934

February 22, 2008

Date of report (Date of earliest event reported)

IPtimize, Inc.

(Exact name of Registrant as specified in Charter)

Delaware	000-52830	84-1471798
(State of Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification)

2135 South Cherry Street, Suite 200, Denver, CO 80222

(Address of principal executive office, including zip code)

(303) -268-3600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On February 22, 2008, as previously reported, and pursuant to a unanimous written consent in lieu of a special meeting of the Board of Directors of the Registrant Ron Pitcock, age 60, was elected as the Chief Executive Officer of the Registrant and as a member of the Registrant’s Board of Directors.

On April 1, 2007, Mr. Pitcock began serving as an independent consultant to the Registrant at an agreed upon $10,000 per month accrued consulting fee without the benefit of a written agreement. On August 20, 2007, and pursuant to a written independent contractor agreement, Mr. Pitcock was engaged as and independent consultant to the Registrant. In consideration, the Registrant: (i) agreed to accrue a $10,000 per month consulting fee retroactive to April 1, 2007; (ii) granted Mr. Pitcock a five year option to purchase an aggregate of 1,073,333 post-reverse split shares of the Registrant’s Common Stock, $.001 par value per share, at $.24 per share; (iii) agreed to reimburse Mr. Pitcock for his expenses; and (iv) agreed to increase the monthly accrued consulting fee to $12,500 commencing January 1, 2008. A copy of the independent contractor agreement is annexed to this amended report as an exhibit.

On February 22, 2008, the Registrant entered into a three year employment agreement with Mr. Pitcock as the Registrant’s Chief executive Officer. Pursuant to the agreement, and in addition to a base salary of $150,000 and customary health and hospitalization, vacation, confidentiality, and non-competition provisions, the agreement: (i) settled the Registrant’s $125,000 accrued monthly consulting obligation for an aggregate of 277,777 shares of the Registrant’s Common Stock valued at $.45 per share; and (ii) granted Mr. Pitcock an Incentive Stock Option under the Registrant’s 2007 Stock Option Plan to purchase an aggregate of 250,000 shares of the Registrant’s Common Stock at $.45 per share all of which vested upon the execution of the employment agreement. A copy of the employment agreement is annexed to this amended report as an exhibit.

Section 9. Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.19	Ron Pitcock Independent Contractor Agreement dated August 20, 2007

10.20	Ron Pitcock Employment Agreement dated February 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IPTIMIZE, INC.

Date:	February 29, 2008	BY:	/s/ Clinton J. Wilson
Clinton J. Wilson, President